                                                                    EXHIBIT 10.1

CREDIT SUISSE FIRST BOSTON                                 BARCLAYS BANK PLC
   ELEVEN MADISON AVENUE                                      222 BROADWAY
     NEW YORK, NY10010                                     NEW YORK, NY10038

                                February 18, 2000

NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410


                             Senior Credit Facility
                                Commitment Letter
Ladies and Gentlemen:

     You have advised Credit Suisse First Boston ("CSFB") and Barclays Bank PLC ("Barclays") (CSFB and Barclays, together, in their capacities of providing their respective commitments hereunder, the "Underwriters") that NiSource Inc. ("NiSource" or "you") intends to acquire by merger all of the outstanding shares (the "Shares") of capital stock of Columbia Energy Group (the "Company") pursuant to an agreement and plan of merger between NiSource and the Company and related documents (collectively, the "Acquisition Agreement"). You have also advised us that, in connection with your acquisition of the Shares of the Company, a new holding company ("New Holdco") may be created that will own all of the outstanding shares of capital stock of NiSource and of an entity ("Acquico") that will merge with the Company. You have advised us that, alternatively, Acquico will be a wholly owned subsidiary of NiSource and no new holding company will be formed. (Your acquisition of the Shares of the Company and, if applicable, the creation of the new holding company structure are referred to herein collectively as the "Acquisition".) You have further advised us that, in connection with the Acquisition, the Company may refinance with proceeds of the Credit Facility (as defined below) an amount of its existing indebtedness to be mutually determined after further analysis of the documents relating to that indebtedness (the "Refinancing").

     You have advised us that bank financing is required to consummate the Acquisition and the Refinancing and to pay related fees and expenses and that the bank financing will be in the form of a 364-day revolving credit facility with a 364-day term out option in the principal amount of $6,000,000,000 (Six Billion Dollars) (the "Credit Facility"). You have further advised us that the Credit Facility may be used to support a commercial paper program (the "CP Program"). A summary of preliminary terms and conditions of the Credit Facility are set forth in Exhibit A hereto (the "Term Sheet"). The (i) Acquisition, (ii) Refinancing, and (iii) borrowings under the Credit Facility are collectively referred to herein as the "Transactions".

     You have requested (i) that the Underwriters commit to provide the Credit Facility, (ii) that CSFB and Barclays act as lead arrangers and co-syndication agents for the Credit Facility and agree to structure, arrange and syndicate the Credit Facility (CSFB and Barclays, together in such capacities, the "Arrangers"), (iii) that CSFB serve as administrative agent in respect thereto, and (iv) that Barclays serve as documentation agent in respect thereto.

     In connection with the foregoing, (i) CSFB and Barclays are pleased to advise you that they are willing to act as lead arrangers and co-syndication agents for the Credit Facility, (ii) CSFB is pleased to advise you that it is willing to act as administrative agent for the Credit Facility, (iii) Barclays is pleased to advise you that it is willing to act as documentation agent for the Credit Facility, and (iv) the Underwriters are pleased to advise you of their respective commitments to provide $6,000,000,000 aggregate principal amount of the Credit Facility, in the respective amounts set forth opposite their names on the signature page hereof, upon the terms and subject to the conditions set forth in this commitment letter (the "Commitment Letter") and in the Term Sheet and Annex II hereto (the "Conditions").

     As consideration for our commitments hereunder and our agreement to perform the services described herein, you agree to pay the nonrefundable fees set forth in the Term Sheet and in the amended and restated fee letter dated the date hereof and delivered herewith (the "Fee Letter").

     Our commitments hereunder and agreements to perform the services described herein are subject to the satisfaction of each of the Conditions. It is understood and agreed that each of the Arrangers shall have the right to participate any or all of its commitment hereunder to other underwriters without restriction.

     You agree that CSFB and Barclays will act as the lead arrangers and co-syndication agents in respect to the Credit Facility, CSFB will act as the sole and exclusive administrative agent in respect to the Credit Facility, Barclays will act as the sole and exclusive documentation agent in respect to the Credit Facility, and each of CSFB and Barclays will be awarded their respective titles set forth in the Term Sheet and will, in such capacities, perform the duties and exercise the authority set forth in the Term Sheet and as customarily performed and exercised by them in such roles. You agree that no other agents, advisors, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility unless each of the Arrangers shall so agree. We reserve the right to employ the services of our respective affiliates in providing the services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our respective affiliates may agree in our and their sole discretion. You acknowledge that we may share with any of our respective affiliates, and such affiliates may share with us, any information relating to NiSource, the Company and your and its respective subsidiaries and affiliates (including, without limitation, any non-public information regarding NiSource, the Company and your and its respective subsidiaries and affiliates), subject to our maintaining the confidential treatment of such confidential information.

     We intend to syndicate the Credit Facility to a group of financial institutions (together with us, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts following the earlier of (i) receipt by each of the Arrangers of your written request to us to commence syndication, and (ii) one month after the Acquisition Agreement has been executed and delivered by all parties thereto. Our commitments hereunder are conditioned upon our having no less than eight weeks to complete syndication, measured from the time we commence syndication to the date definitive credit documents are executed and delivered by all parties thereto. You agree to assist, and use your best efforts to cause the Company to assist, us in completing a syndication satisfactory to us. Your assistance shall include (i) your using commercially reasonable efforts, and your using best efforts to cause the Company to use commercially reasonable efforts, to ensure that the syndication efforts benefit materially from your and its respective existing lending relationships, (ii) direct contact between your senior management and advisors and the proposed Lenders (and your using best efforts to cause direct contact between senior management and advisors of the Company and the proposed Lenders), (iii) assistance by you and your using best efforts to cause assistance by the Company in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, and (iv) the hosting, with the Arrangers, of one or more meetings with prospective Lenders. Additionally, you agree that prior to the Arrangers' determination that the syndication of the Credit Facility has been completed, or the earlier termination of this Commitment Letter, there shall be no competing issues of debt securities or commercial bank facilities of NiSource or any of its subsidiaries (it being understood that competing issues would not include debt securities or commercial bank facilities currently outstanding but would include, without limitation, issues of new (or refinancing of existing) debt securities or commercial bank facilities) other than (i) a $220 million debt issuance for the purposes of refinancing existing indebtedness incurred in connection with the acquisition of TPC Corporation and UGTI d/b/a Underground Technologies, Inc., and (ii) debt incurred to refinance (A) outstanding debt incurred by, or replace existing commitments in favor of, NiSource or any of its subsidiaries for working capital purposes or (B) outstanding debt which, in the ordinary course, becomes due and owing at its scheduled maturity.

     It is understood and agreed that the Arrangers shall be entitled, after consultation with you and prior to the effectiveness of the Credit Facility, to change the pricing, terms and structure of the Credit Facility if the Arrangers determine that such changes are advisable to ensure the successful syndication of the Credit Facility. We shall be entitled to terminate our respective commitments hereunder and agreements to perform the services described herein if there shall have occurred after the date hereof any material adverse change in banking or capital market conditions that has had or reasonably could have a material adverse effect on the syndication of bank credit facilities and any of the Arrangers determines that such change makes it impracticable to consummate the syndication of the Credit Facility.

     The Arrangers will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, what titles (if any) they will be awarded, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Company and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections") as we may reasonably request in connection with the arrangement and syndication of the Credit Facility. You hereby represent and covenant that (i) all information and data other than the Projections (the "Information") that has been or will be made available to us by you or your representatives in connection with the Transactions is or will be, at the time such Information is made available, complete and correct in all material respects and does not or will not, at the time such Information is made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to us by you or your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remains correct in all material respects without regard to when such Information and Projections were furnished. You understand that the Arrangers in arranging and syndicating the Credit Facility may use and rely on the Information and Projections without responsibility for independent verification thereof.

     You agree to reimburse us and our respective affiliates, upon request made from time to time, for reasonable fees and expenses incurred in connection with the Credit Facility and the preparation, execution and delivery of any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof and the activities thereunder or contemplated thereby, including, without limitation, due diligence expenses, syndication expenses, consultants' fees, travel expenses and the reasonable fees and expenses of counsel (except for our internal counsel) to us and our respective affiliates, whether incurred before or after the execution of this letter.

     You hereby agree to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, advisors and agents of each (each, an "indemnified person"), so long as the indemnified person co-operates with you in resolving the matters that could lead to or are associated with Losses (as hereinafter defined), from and against any and all losses, claims, damages and liabilities (collectively, "Losses") to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, the Transactions or any related transaction (including, without limitation, any acquisition or attempted acquisition by the Company of any person or entity or any interest in any person or


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


entity) or any claim, litigation, investigation or proceeding relating to any of the foregoing ("Proceedings"), regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any of the foregoing; provided, however, that the foregoing indemnity will not, with respect to any indemnified person, apply to Losses to the extent they are found by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person. Promptly after receipt by an indemnified person of notice of the commencement of any Proceedings, such indemnified person will, if a claim in respect thereof is to be made against you, notify you in writing of the commencement thereof; provided, however, that the omission so to notify you will not relieve you from any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure.

     This Commitment Letter and our commitments hereunder shall not be assignable by you without the prior written consent of each of the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided, however, that we may perform any of our respective duties hereunder through any of our respective affiliates and you will owe any related duties hereunder to such affiliate. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter set forth our entire understanding with respect to the subject matter hereof and thereof.

     This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER. You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to you at your address set forth above shall be effective service of process against you for any such suit, action or proceeding brought in any such court. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.


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


     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(i) on a confidential basis to your respective officers, agents and advisors who are directly involved in the consideration of the Transactions or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or by any regulatory body, and with respect to the Commitment Letter (but not the Fee Letter or its terms or substance), as may be requested by any regulatory body (and in each case you agree to inform us promptly thereof); provided, however, that you may disclose this Commitment Letter and its terms and substance (but not the Fee Letter or its terms and substance) (i) if required in any regulatory filings in connection with the Transactions, including filings with the Securities and Exchange Commission, the Federal Energy Regulatory Commission and the state public service commissions having jurisdiction over NiSource, the Company, their respective subsidiaries or the Transactions, and (ii) on a confidential basis, to the Company and its directors, officers, employees, agents and advisors. If this Commitment Letter is not accepted by you as provided below, you are directed to immediately return this letter, and the related documentation (and any copies hereof or thereof) to CSFB.

     By acceptance of this Commitment Letter, you acknowledge that not every provision imposing duties and liabilities on you to be contained in definitive credit documentation with respect to the Credit Facility can be fully set forth in this Commitment Letter or the Term Sheet and Conditions. This Commitment Letter shall be superseded by, and shall terminate upon the execution of, definitive credit documentation with respect to the Credit Facility. The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder.

     You hereby confirm that our undertakings and commitments pursuant to the Amended and Restated Commitment Letter dated as of October 15, 1999, have terminated as a result of the expiration of the "Tender Offer" referred to therein.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on March 3, 2000. Our commitments and agreements contained herein will expire at such time in the event CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Credit Facility does not occur on or before 364 days from the date this Commitment Letter was executed and delivered by you, then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless both of us shall, in our sole and independent discretion, agree to an extension.


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     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,


                                                  Amount of Commitment



     CREDIT SUISSE FIRST BOSTON                         $3,000,000,000

By:  /s/ James Finch
     ------------------------------
     Name:     James Finch
           ------------------------
     Title:    Director
           ------------------------

By:  /s/ James Moran
     ------------------------------
     Name:     James Moran
           ------------------------
     Title:    Director
           ------------------------


     BARCLAYS BANK PLC                                   $3,000,000,000

By:  /s/ John Michael Brennan
     ------------------------------
     Name:     John Michael Brennan
           ------------------------
     Title:    Managing Director
           ------------------------

By:  /s/ Eric Chilton
     ------------------------------
     Name:     Eric Chilton
           ------------------------
     Title:    Managing Director
           ------------------------


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Accepted and agreed to as
of the date first written
above by

By:  /s/  Stephen P. Adik
     -----------------------------------------
     Name:     Stephen P. Adik
           -----------------------------------
     Title:    Senior Executive Vice President
           -----------------------------------


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CONFIDENTIAL                                                           EXHIBIT A
February 18, 2000


                             Senior Credit Facility
                    Summary of Principal Terms and Conditions

(All capitalized terms not defined herein have the meanings given to them in the
                Commitment Letter to which this Summary relates)


Borrower and Guarantor:       New Holdco, a newly formed holding company that
                              will own all of the outstanding capital stock of
                              NiSource Inc. and of the entity surviving the
                              merger of Acquico and the Company ("New Holdco" or
                              the "Borrower"). The obligations of New Holdco
                              under the Credit Facility (as defined below) will
                              be guaranteed by NiSource Capital Markets Inc. If
                              New Holdco is not formed, the Borrower will be
                              NiSource Capital Markets Inc.

Support Agreement:            All obligations under the Credit Facility (as
                              defined below) will be supported by a Support
                              Agreement from NiSource substantially in the form
                              of the most favorable Support Agreement issued in
                              favor of any other creditor of NiSource Capital
                              Markets Inc. (whether the Borrower is New Holdco
                              or NiSource Capital Markets Inc.)

Lead Arrangers:               CSFB and Barclays Bank PLC ("Barclays") will act
                              as lead arrangers for the Credit Facility and will
                              perform the duties customarily associated with
                              such roles (CSFB and Barclays, together, the
                              "Arrangers").

Co-Syndication Agents:        CSFB and Barclays.

Administrative Agent:         CSFB will act as administrative agent for the
                              Credit Facility (the "Administrative Agent"), and
                              will perform the duties customarily associated
                              with such role.

Documentation Agent:          Barclays will act as documentation agent for the
                              Credit Facility (the "Documentation Agent"), and
                              will perform the duties customarily associated
                              with such role.

Lenders: CSFB, Barclays and a syndicate of other financial institutions (the "Lenders") reasonably acceptable to the Arrangers.

Required Lenders:             Lenders holding 51% of the Commitments (as defined
                              below), with standard exceptions requiring the
                              consent of all the Lenders.


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
Type of Facility:             Senior revolving credit facility in the amount of
                              $6,000,000,000 (the "Credit Facility").

Availability and Maturity:    The Credit Facility will be available on a
                              revolving basis during the period commencing on
                              the date of execution and delivery by all parties
                              of definitive documentation relating to the Credit
                              Facility (the "Credit Documents") and ending on
                              the earlier of (a) the date that is 364 days after
                              the execution and delivery by all parties of the
                              Commitment Letter relating hereto and (b) the date
                              that the Acquisition Agreement is terminated by
                              any party thereto (the "Termination Date"). At the
                              option of the Borrower, amounts outstanding on the
                              Termination Date may on the Termination Date be
                              converted to a term loan with a maturity of one
                              year, subject to the satisfaction at such time of
                              conditions precedent to the making of all Loans
                              under the Credit Facility. The commitment under
                              the Credit Facility (whether relating to revolving
                              loans or a term loan, the "Commitment") will be
                              reduced from time to time pursuant to provisions
                              described under "Mandatory Prepayments and
                              Permanent Reductions in Commitments."

Termination of                The Commitment will terminate in its entirety on
Commitment:                   the Termination Date, if the initial funding under
                              the Credit Facility to finance the Acquisition
                              does not occur on or prior to the Termination
                              Date.

Purpose:                      On the date on which the Acquisition is closed
                              (the "Closing Date"), proceeds from borrowing under the Credit Facility will be used by the Borrower, or will be advanced by the Borrower, on terms and conditions satisfactory to the Lenders, to Acquico or the Company, to finance the Acquisition and the Refinancing and to pay related fees and expenses. The (a) Acquisition, (b)
                              Refinancing, and (c) borrowings under the Credit
                              Facility are collectively referred to herein as the "Transactions." The Credit Facility may be used to provide liquidity support for the CP
                              Program, provided the net proceeds of the commercial paper are used entirely to finance or refinance the Transactions.

Interest Rates and Fees:      Base Rate or Eurodollar Rate Loans, with the
                              Applicable Margins determined according to a
                              ratings grid based on the Borrower's senior
                              unsecured debt rating, as set forth on Annex I.
                              Eurodollar Rate Loans will have interest periods
                              of 1, 2, 3 or 6 months. All interest will be
                              payable at the end of the applicable interest
                              period or quarterly, whichever is earlier.


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
                              In addition, a money market bid option will be provided on terms and conditions usual for bid options of this type.

                              Facility fees on the full amount of the Commitment will be determined according to a ratings grid based on the Borrower's senior unsecured debt rating, as set forth on Annex I. Facility Fees will accrue from the Closing Date and will be payable quarterly in arrears and upon the termination of any Commitment, and on the final maturity of the term loan, if the Borrower exercises the term loan conversion option, in each case for the actual number of days elapsed in a 360-day year.

                              Other fees will be payable in accordance with the separate Fee Letter.

                              Interest will accrue on overdue amounts at the higher of (i) the applicable pre-default interest rate plus 2.0% per annum, and (ii) the Base Rate plus 2.0% per annum.

Increased Costs:              The Credit Documents will include customary
                              protective provisions for such matters as
                              increased costs, costs incurred in connection with
                              capital adequacy requirements of the Lenders,
                              funding losses, illegality, taxes and "breakage"
                              costs.

Mandatory Permanent           The Commitment will be permanently reduced in the
Reductions in                 amount of net proceeds from any debt or equity
Commitments:                  securities issuances or any asset sales by New
                              Holdco, NiSource or any of their respective
                              subsidiaries, except (i) for the proceeds of any
                              CP Program, (ii) to the extent that the proceeds
                              from issuances of debt securities of any such
                              subsidiary are used to refinance existing debt or
                              to fund certain capital expenditures, and (iii) to
                              the extent such proceeds are from the sale by
                              operating subsidiaries of assets in the ordinary
                              course of their business, with exceptions to be
                              agreed upon.

Voluntary Permanent           The unutilized portion of the Commitment may be
Reductions in                 permanently reduced at any time at the option of
Commitments:                  the Borrower and loans (other than money market
                              loans) may be repaid at any time at the option of
                              the Borrower, in a minimum principal amount and in
                              multiples to be agreed upon, without premium or
                              penalty (except breakage costs).

Mandatory Prepayments:        The outstanding principal of Loans under the
                              Credit Facility will be subject to mandatory
                              prepayment to the extent required to cause such
                              outstanding principal never to exceed the amount
                              of the Commitment at any time.


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
Conditions Precedent to       Usual for facilities and transactions of this type
Initial Loan:                 and such additional conditions precedent as are
                              appropriate under the circumstances, including,
                              but not limited to the conditions set forth on
                              Annex II.

Conditions to All Loans:      Each Loan under the Credit Facility will be
                              subject to the (i) absence of any Default or Event
                              of Default, (ii) continued accuracy in all
                              material respects of representations and
                              warranties (except representations and warranties
                              which are made only as of a prior date) and (iii)
                              absence of any Material Adverse Effect.

Representations and           Usual for facilities and transactions of this type
Warranties:                   and such additional representations and warranties
                              as are appropriate under the circumstances,
                              including, but not limited to, corporate
                              existence; corporate power and authority;
                              enforceability of credit documents; accuracy of
                              financial statements and information; no material
                              adverse change; absence of litigation and
                              contingent liabilities; no violation of
                              organizational documents, agreements or
                              instruments; compliance with laws (including the
                              Public Utility Holding Company Act of 1935);
                              payment of taxes; ownership of properties;
                              solvency; no governmental or third party approvals
                              and consents required (except as have been
                              obtained and are in full force and effect); labor
                              matters; environmental matters; no Default or
                              Event of Default; not an investment company or,
                              prior to the Acquisition, a public utility holding
                              company; Year 2000 compliance.

Affirmative Covenants:        Usual for facilities and transactions of this type
                              (including with respect to their application to
                              the Borrower, its parent (if applicable) and their
                              respective subsidiaries as appropriate) and such
                              additional affirmative covenants as are
                              appropriate under the circumstances, including,
                              but not limited to, maintenance of corporate
                              existence and rights; performance of obligations;
                              delivery of audited financial statements, other
                              financial information and notices of default and
                              litigation; visitation and inspection rights;
                              maintenance of properties in good working order;
                              maintenance of insurance; compliance with laws,
                              including environmental; regulatory compliance;
                              inspection of books and properties; payment of
                              taxes. In addition, the Borrower shall maintain at
                              all times long-term senior unsecured debt ratings
                              by Moody's and Standard & Poor's.

Negative Covenants:           Usual for facilities and transactions of this type
                              (including with respect to their application to
                              the Borrower, its parent (if applicable) and their
                              respective subsidiaries as appropriate) and such
                              additional negative covenants as are appropriate
                              under the circumstances, including, but not


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
                              limited to, limitations on restricted payments by New Holdco or NiSource, as the case may be, such as dividends on, and redemptions and repurchases of, capital stock of New Holdco or NiSource, as the case may be, unless, (i) at the time of such payment declaration and following such payment, the Borrower's senior unsecured long-term debt rating established by Standard & Poor's shall be not less than BBB- and by Moody's shall be not less than Baa3 and (ii) no Event of Default then exists or would occur after giving effect to such restricted payment; limitations on prepayments, redemptions or repurchases of other indebtedness;
                              limitations on incurrence of indebtedness and issuance of preferred stock; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on mergers, acquisitions and material asset sales; limitations on transactions with affiliates; limitations on dividend and other restrictions affecting subsidiaries; limitations on issuance of subsidiary capital stock; limitations on changes in business; limitations on capital expenditures
                              (other than by operating subsidiaries).

Selected Financial            Usual for facilities and transactions of this type
Covenants:                    and others to be agreed upon, including, but not
                              limited to, minimum interest coverage ratio and
                              maximum leverage ratio.

Events of Default:            Usual for facilities and transactions of this type
                              (including with respect to their application to
                              New Holdco, NiSource and respective subsidiaries
                              as appropriate) and such additional Events of
                              Default as are appropriate under the
                              circumstances, including, but not limited to,
                              nonpayment of principal, interest, fees and other
                              amounts when due (subject, other than in the case
                              of principal, to customary grace periods);
                              violation of covenants (subject to customary grace
                              periods for certain covenants, where appropriate);
                              incorrectness of representations and warranties in
                              any material respect; cross default; bankruptcy;
                              material judgments; ERISA; change of control or
                              ownership.

Assignments and               The Borrower may not assign its rights or
Participations:               obligations under the Credit Facility without the
                              prior written consent of the Lenders. Lenders will
                              be permitted to assign loans and commitments to
                              other Lenders (or their affiliates) without
                              restriction or to other financial institutions
                              with the consent of the Arrangers and the Borrower
                              (not to be unreasonably withheld) and subject to
                              customary limitations on minimum size of
                              assignment or participation. The

                              Administrative Agent will receive a customary processing and recordation fee, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.
                              Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (i) reductions of principal, interest or fees; and
                              (ii) extensions of maturity.

Expenses and                  All out-of-pocket expenses of the Lenders for
Indemnification:              enforcement costs and documentary taxes associated
                              with the Credit Facility are to be paid by the
                              Borrower.

                              The Borrower will indemnify the Administrative
                              Agent, the Documentation Agent, the Arrangers, the
                              Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons and hold them harmless from and against all costs and expenses (including fees, disbursements and other charges of counsel) and all liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Credit Documents or any documents related thereto, any extension of credit thereunder, the Transactions or any transactions connected therewith (including, without limitation, any acquisition or attempted acquisition by the Company of any person or entity or any interest in any person or entity);
                              provided, however, that no indemnified person will be indemnified for costs, expenses or liabilities determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from its own gross negligence or willful misconduct.

Governing Law and
Forum:                        New York.

Waiver of Jury Trial:         In customary form.

Counsel to Arrangers and      Dewey Ballantine LLP.
Agents:

                                                                         Annex I


                                  PRICING GRID


          The "Applicable Margin" and "Applicable Facility Fee Rate" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:


          Status              Level I        Level II       Level III      Level IV        Level V       Level VI
          -----               -------        --------       ---------      --------        -------       --------
Applicable Margin -
Eurodollar Rate Loans            52.5            62.5              85           105            120            150
(basis points)

Applicable Margin -
Base Rate Loans                     0               0               0             0              0            100
(basis points)

Applicable Facility Fee
Rate (basis points)                10            12.5              15            20             40             50

          For purposes of this Schedule, the following terms have the following meanings (as modified by the provisos below):

          "Level I Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either A- or higher by S&P or A3 or higher by Moody's.

          "Level II Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody's.

          "Level III Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB or higher by S&P or Baa2 or higher by Moody's.

          "Level IV Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody's.

          "Level V Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody's.

          "Level VI Status" exists at any date if, at such date, no other Status exists.

          "Status" refers to the determination which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

Provided, if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the differential is two levels or more, the rating at the midpoint will apply. If there is no midpoint rating, the higher of the two intermediate ratings will apply.

Provided, further, Level I Status will apply in the event that the Borrower is rated at or above either of the Moody's or Standard & Poor's ratings set out in Level I Status above. Level VI Status will apply in the event that the Borrower is rated at or below both the Moody's and Standard & Poor's ratings set out in Level VI Status above.

Until the Commitment (or outstanding borrowings under the term loan, if applicable) under the Credit Facility is permanently reduced to an amount not exceeding 50% of the original Commitment under the Credit Facility, Level II Status shall apply at any time that the Borrower's senior unsecured long-term debt maintains any of the Moody's or Standard & Poor's ratings set out in Level I Status through Level II Status above.

A Utilization Fee will become payable while 25% or more of the Commitment has been borrowed under the Credit Facility. The Utilization Fee will be calculated on the outstanding principal amount under the Credit Facility and determined in accordance with the pricing grid as follows (in basis points): Level I Status - 12.5, Level II Status - 12.5, Level III Status - 25, Level IV Status - 25, Level V Status - 40, Level VI Status - 50.

                                                                        Annex II

                                   CONDITIONS

          The commitment of Credit Suisse First Boston ("CSFB") and Barclays Bank PLC ("Barclays") (CSFB and Barclays, together, the "Arrangers") pursuant to the Senior Credit Facility Commitment Letter dated February 18, 2000 (the "Commitment Letter"), between the Arrangers and NiSource Inc. ("NiSource"), shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Commitment Letter):

          (i) after the date of the Commitment Letter, no information or other matter relevant to the Transactions becomes known to any of the Arrangers that such Underwriter in good faith believes is inconsistent in a material and adverse manner with (a) any information or other matter relevant to the Transactions disclosed to the Arrangers prior to the date of the Commitment Letter or (b) any information or other matter relevant to the Transactions obtained by the Arrangers during their respective due diligence investigations;

          (ii) there shall not have occurred, exist or become known to any of the Arrangers any event, condition or change in or affecting NiSource, the Borrower, Acquico or the Company that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (iii) the preparation, execution and delivery of definitive documentation satisfactory to each of the Arrangers in connection with the Credit Facility, and compliance with, and satisfaction of, all terms and conditions to be performed at or prior to the first Loan under the Credit Facility;

          (iv) the sources and uses of funds necessary to consummate the Transactions are satisfactory to each of the Arrangers, in their sole judgment;

          (v) the terms, conditions and structure of the Acquisition, including any documentation therefor and any preferred equity securities issued in connection therewith, shall be in form and substance reasonably satisfactory to the Arrangers and the Lenders. The Transactions shall be in compliance with all laws and regulations, including any state anti-takeover law regulating the Acquisition, or the Arrangers shall have determined such to be inapplicable to the Acquisition. The Arrangers shall have received copies, certified by NiSource, of all filings made with any governmental authority in connection with the Transactions;

          (vi) as of the Closing Date, the Transactions shall have been consummated in accordance with documents in form and substance reasonably satisfactory to each of the Arrangers, which documents shall contain no terms and conditions which have not been satisfied and no material term thereof shall have been amended, supplemented, otherwise modified in any material respect or waived except with the consent of the Lenders and the Administrative Agent;

          (vii) the Arrangers shall be reasonably satisfied as to compliance by NiSource, the Borrower, Acquico and the Company with all applicable regulations, including regulations of public utility commissions;

          (viii) all requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Commitment Letter to the extent required (without the imposition of any materially burdensome or adverse conditions), and all such approvals shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the Transactions;

          (ix) the Borrower shall on the Closing Date have a senior unsecured long-term debt rating established by Moody's of not less than Baa3 and by Standard & Poor's of not less than BBB-;

          (x) customary closing conditions for transactions similar to the Credit Facility, as applicable, including, without limitation, (a) the accuracy in all material respects of all representations and warranties,
     (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Commitment Letter, (c) the absence of any change in the capital, corporate and organizational structure of NiSource, the Borrower, Acquico or the Company which would be materially adverse to the Lenders in their reasonable determination, (d) compliance with applicable laws and regulations (including employee health and safety, margin regulations, public utility regulations and environmental laws), (e) evidence of reasonably satisfactory insurance, (f) evidence of authority, (g) consents of all relevant persons, (h) delivery of historical and pro forma financial statements, and (i) the receipt by the Arrangers of satisfactory legal opinions (including, without limitation, the opinion of Simpson Thacher & Bartlett as to no violation of Regulation U of the Board of Governors of the Federal Reserve System);

          (xi) there shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (a) challenging the consummation of the Transactions or which would restrain, prevent or impose burdensome conditions on the Transactions, individually or in the aggregate, or any other transaction contemplated hereunder, (b) seeking to prohibit the ownership or operation by NiSource, the Borrower, Acquico or the Company or any of their subsidiaries of all or a material portion of any of their business or assets, or (c) seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that (i) would restrain, prohibit or impose adverse conditions on the ability of the Lenders to make the Loans under the Credit Facility, (ii) could reasonably be expected to affect the legality, validity or enforceability of any Credit Document or the ability of any party thereto to perform its obligations thereunder, (iii) would be materially inconsistent with the stated assumptions underlying the projections provided to the Arrangers and the Lenders, or (iv) is seeking any material damages as a result thereof;

          (xii) there shall not have occurred after the date of the Commitment Letter (a) any general suspension (other than temporary "circuit breakers") of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction, (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, which makes it, in each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, which makes it, in each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility, or (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, which makes it, in each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility; and

          (xiii) payment of fees and expenses, including reasonable fees and expenses of the Arrangers' counsel.

          "Material Adverse Effect" shall mean a material adverse change, or any condition or event that, in the judgment of the Arrangers, could reasonably be expected to result in a material adverse change, in (i) the business, assets, operations, condition (financial or otherwise) or prospects of (a) the Company and its subsidiaries taken as a whole, or (b) New Holdco, NiSource and their respective subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or the rights, remedies and benefits available to the parties thereunder or the ability of NiSource, the Borrower or the Company to consummate the Transactions.

          "Applicable Jurisdiction" means the United States and any State thereof.